Exhibit 10.2

BJ’S WHOLESALE CLUB, INC.

ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum to Employment Agreement is entered into this 14 day of December, 2009, by and between BJ’s Wholesale Club, Inc. (the “Company”) and Lon F. Povich (the “Executive”):

W I T N E S S E T H

WHEREAS Company and Executive entered into an Employment Agreement dated June 3, 2007 (the “Agreement”); and

WHEREAS Section 7.4 of the Agreement provides that it may be amended by a written instrument executed by both parties; and

WHEREAS Company and Executive wish to modify the terms of the Agreement to conform with Section 409A of the Internal Revenue Code and to provide for the renewal of such Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree to modify the Agreement as follows:

1. Section 1.1(b) of the Agreement is amended to read as follows:

“Subsequent to the Initial Term, the Executive shall remain employed by the Company pursuant to the terms of this Agreement subject to the termination provisions of Section 3 below.”

2. The following new Section 3.6 is added to the Agreement immediately after Section 3.5:

“3.6 Special Rules Applicable to Deferred Compensation.

(a) Delayed Payment for Specified Employees. Notwithstanding any other provision of this Agreement, if on the date of his separation from service, Executive is a Specified Employee, neither Base Salary pursuant to Section 3.5(b)(1) nor any other amount constituting the deferral of compensation, within the meaning of Section 409A(d) of the Internal Revenue Code (“Code”) and the regulations issued thereunder, that would otherwise be paid solely as a result of such separation shall be paid to Executive during the six-month period beginning on the date of such separation, provided that (i) such delay shall not be required to the extent that the sum of such payments during the six-month period does not exceed two times the lesser of (A)

Executive’s Base Salary for the calendar year preceding the separation from service (adjusted for permanent increases taking effect during such year) or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year of Executive’s separation from service, (ii) the originally scheduled payment, together with each installment (if any) that would otherwise have been paid to Executive during the six-month period, shall be paid on the first day of the seventh month following such termination, and (iii) if Executive dies during the period in which no payment may be made, such period shall immediately end and all installments then due to Executive shall be paid in accordance with Executive’s beneficiary designation or, if no such designation has been made or applies, to his estate. For purposes of the preceding sentence, Executive’s status as a Specified Employee, which shall be determined in accordance with regulations under Sections 409A and 416 of the Code without regard to Section 416(i)(5) of the Code, begins on April 1, based upon his being described in the following sentence during the calendar year preceding such date and shall continue for a period of 12 consecutive months after such April 1. Executive is described in this sentence if, at any time during a calendar year, (i) he was an officer of the Company having annual compensation from the Company, and all entities aggregated with it under Section 414(b) and (c) of the Code, in excess of $130,000, as adjusted under Section 416(i)(A) of the Code, and was among the 50 such officers with the highest annual compensation; (ii) he owned (or was considered as owning within the meaning of Section 318 of the Code) more than 5% of the outstanding stock of the Company or stock possessing more than 5% of the total combined voting power of all stock of the Company; or (iii) he owned (or was considered as owning within the meaning of Section 318 of the Code) more than 1% of the outstanding stock of the Company or stock possessing more than 1% of the total combined voting power of all stock of the Company, and had annual compensation from the Company in excess of $150,000. For purposes of the preceding sentence, an individual’s annual compensation shall be the total compensation reported in box 1 of IRS Form W-2 for the applicable calendar year.

(b) Acceleration of Payments Prohibited. Notwithstanding anything to the contrary, Sections 3.3(a), 3.3(c), 3.4, 3.5(a) and 3.5(c) shall be construed and applied so that the time of payment of any amount constituting the deferral of compensation, within the meaning of Section 409A(d) of the Code and the regulations issued thereunder, shall be determined in accordance with the plan or other arrangement providing such payment and shall not be accelerated as a result of Executive’s disability or termination of employment to which this Agreement applies.”

3. Except as modified by this Addendum, all other provisions of the Employment Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto being duly authorized have executed this Addendum to be effective as of the date first set forth above.

EXECUTIVE	BJ’S WHOLESALE CLUB, INC.

/s/ Lon F. Povich	/s/ Laura J. Sen

Dated: December 14, 2009	Dated: December 14, 2009

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